Exhibit 2.1

Execution Version

AMENDMENT NO. 2 TO THE MASTER PUT OPTION
AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO THE MASTER PUT OPTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into as of September 21, 2009, by and among Constellation Energy Group, Inc., a corporation organized under the laws of the State of Maryland (“Seller’s Parent”), Constellation Nuclear, LLC, a Delaware limited liability company that is a wholly-owned subsidiary of Seller’s Parent (“Seller”), EDF Development Inc., a corporation organized under the laws of the State of Delaware (“Purchaser”), E.D.F. International S.A., a société anonyme organized under the laws of France and the parent company of Purchaser (“Purchaser’s Parent”), and Constellation Energy Nuclear Group, LLC, a limited liability company organized under the laws of the State of Maryland (the “Company”).

W I T N E S S E T H:

WHEREAS, Seller’s Parent, Purchaser, Purchaser’s Parent and the Company (collectively, the “Original Parties”) entered into a Master Put Option and Membership Interest Purchase Agreement dated as of December 17, 2008 (the “Master Agreement”);

WHEREAS, the Original Parties have agreed to the structure of a Revised Transaction, as contemplated by Section 1.6 of the Master Agreement, the terms of which are memorialized in this Amendment;

WHEREAS, the Original Parties have reached agreement to revise the structure of the sale of the Designated Interest in accordance with Section 1.6 of the Master Agreement to achieve improved economic efficiencies for the Original Parties as a result of completing the sale of the Designated Interest and subsequently owning and operating the Company;

WHEREAS, in connection with implementing such agreed structural changes, the Original Parties desire to add Constellation Nuclear, LLC as a party to the Master Agreement, and in connection therewith make such other changes as are necessary and otherwise agreed to reflect Constellation Nuclear, LLC as the Seller;

WHEREAS, as the result of further discussions, the Original Parties have agreed to make certain additional changes to the Master Agreement, and certain exhibits thereto, to reflect additional agreements and understandings reached after December 17, 2008;

WHEREAS, Section 9.9 of the Master Agreement permits amendments to the Master Agreement if signed in writing by the Original Parties; and

WHEREAS, the Original Parties desire to amend the Master Agreement as provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                            Defined Terms.  Capitalized terms used in this Amendment without separate definition shall have the respective meanings assigned to them in the Master Agreement.

Section 2.                                            Amendment to Preamble.  Seller hereby agrees that upon execution of this Amendment it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement applicable to the Seller as though an original party thereto.  Notwithstanding anything to the contrary in the Master Agreement, the term “Seller” shall hereinafter refer to Constellation Nuclear, LLC, a Delaware limited liability company, and, except as expressly provided in this Amendment, the term “Party” and “Parties” as used in the Master Agreement are hereby amended to also include Seller’s Parent.

Section 3.                                            Amendment to Recitals.  The first, second and third recitals to the Master Agreement are hereby amended and restated in their entirety to read as follows:

“WHEREAS, as of the date of this Agreement, Seller’s Parent conducts, exclusively through the Company and its subsidiaries, a nuclear generation operation that owns, operates and maintains the nuclear generation facilities set forth on Exhibit A (the “Nuclear Business”);

WHEREAS, as of December 17, 2008, Seller’s Parent is the beneficial and record owner of all of the outstanding membership interests in the Company and, prior to the Designated Interest Closing, Seller’s Parent will transfer its membership interests in the Company as specified in Section 1.6 such that the outstanding membership interests will be held, beneficially and of record, (i) 99% by Seller and (ii) 1% by CE Nuclear prior to the Designated Interest Closing Date;

WHEREAS, Purchaser desires to acquire directly from the Company newly issued Common Interests representing [7.44]% of the outstanding membership interests of the Company immediately after such issuance (the “New Designated Interest”) as specified in Section 1.6;

WHEREAS, Seller desires to sell, transfer and deliver, and Purchaser desires to purchase, acquire and assume, all of Seller’s right, title and interest in, to and under [42.55]% of the outstanding membership interests of the Company (the “Transferred Designated Interest” and together with the New Designated Interest, the “Designated Interest”), all upon the terms and subject to the conditions set forth in this Agreement;”

Section 4.                                            Amendment to Section 1.1.  Section 1.1 of the Master Agreement is hereby amended and restated in its entirety to read as follows:

“Upon the terms and subject to the conditions of this Agreement, at the Designated Interest Closing, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, the Transferred Designated Interest for $[3,809,000,000] (the “Purchase Price”), as adjusted pursuant to Section 1.4.”

Section 5.                                            Amendment to Section 1.3.  Section 1.3(b) of the Master Agreement is hereby amended and restated in its entirety to read as follows:

“(i) The Company shall deliver to Purchaser the New Designated Interest to Purchaser, free and clear of all Encumbrances, which delivery shall be effected by the Company having entered into and delivered to Purchaser the Operating Agreement and (ii) Seller shall deliver to Purchaser a duly and validly executed assignment of membership interests in the form attached hereto as Exhibit D (the “Assignment of Membership Interests”), transferring ownership of the Transferred Designated Interest to Purchaser, free and clear of all Encumbrances, and otherwise sufficient to vest in Purchaser good title to the Transferred Designated Interest;”

Section 6.                                            Amendment to Section 1.3.  Section 1.3(c) of the Master Agreement is hereby amended and restated in its entirety to read as follows:

“Seller shall deliver to Purchaser (i) copies, certified by the Secretary or any Assistant Secretary of Seller’s Parent, Seller and the Company, of resolutions of each authorizing the execution and delivery of this Agreement and all of the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby and (ii) a certificate of good standing with respect to each of Seller’s Parent, Seller and the Company, issued by the Department of Assessments and Taxation of the State of Maryland;”

Section 7.                                            Amendment to Section 1.3.  Section 1.3(e) of the Master Agreement is hereby amended and restated in its entirety to read as follows:

“the Operating Agreement shall be duly executed and delivered by each of the Parties and CE Nuclear (as defined in Section 1.6); and”

Section 8.                                            Amendment to Section 1.4.  Section 1.4(a) of the Master Agreement is hereby amended by removing the word “and” at the end of clause (iv) of the first sentence and adding the following clauses at the end of the first sentence:

“(vi) decreased by one-half of the estimated Accrued Expenses of the Company and its Subsidiaries as of the Designated Interest Closing Date, and (vii) decreased by one-half of the Estimated Pension Liability.”

Section 9.                                            Amendment to Section 1.4.  Section 1.4(b) of the Master Agreement is hereby amended by amending restating the first sentence of such subsection as follows:

“As promptly as practical, but in no event more than sixty (60) days after the Designated Interest Closing, Purchaser shall, with the cooperation of the Company, prepare and deliver to Seller a draft of a statement prepared in good faith setting forth its calculation of the Final Cash Purchase Price (the “Proposed Final Cash Purchase Price Statement”) which shall show, as of the Designated Interest Closing Date, (i) the Purchase Price, (ii) decreased by $1,000,000,000 plus the actual Accrued Dividends, (iii) decreased by one-half of the actual Indebtedness of the Company and its Subsidiaries as of the Designated Interest Closing Date but not to exceed the Indebtedness Cap, (iv) increased by one-half of the actual amount of Cash and Cash Equivalents of the Company and its Subsidiaries, (v) decreased by the actual Bridge Facility Repayment Amount, if any and (vi) decreased by one-half of the actual Accrued Expenses of the Company and its Subsidiaries.”

Section 10.                                      Amendment to Section 1.4.  Section 1.4 of the Master Agreement is hereby amended by adding a new subsection (e) after Section 1.4(d) as follows:

“(e)                            As soon as administratively practicable following the first date on which it is determinable, Seller’s Parent shall prepare and deliver to Purchaser a statement setting forth the calculation of the Final Pension Liability, if any, together with the detailed underlying seriatim census data and detailed underlying actuarial assumptions.  Purchaser shall have thirty (30) days in which to challenge such calculation.  Purchaser may not challenge the selection and use of the actuarial assumptions used to calculate the Final Pension Liability to the extent those assumptions are as set forth in the definition of Final Pension Liability.  If Purchaser challenges such calculation, any dispute will be resolved by an independent actuary utilizing procedures consistent with the dispute resolution procedures in Section 1.4(b) of the Agreement.  If the Final Pension Liability is greater than the Estimated Pension Liability, Seller’s Parent shall promptly pay to Purchaser an amount that is equal to one-half of the difference between the Final Pension Liability and the Estimated Pension Liability within five (5) Business Days of the determination of the Final Pension Liability.  If the Final Pension Liability is less than the Estimated Pension Liability, Purchaser shall pay to Seller’s Parent an amount equal to one-half of the difference between the Estimated Pension Liability and the Final Pension Liability (but in no event more than one-half of the Estimated Pension Liability).”

Section 11.                                      Amendment to Section 1.6.  Section 1.6 of the Master Agreement is hereby amended and restated in its entirety to read as follows:

“1.6  Transaction Structure.

(a)                                  Prior to the Designated Interest Closing Date, Seller’s Parent, Seller, and the Company shall cause the following transactions to occur in the following order:

(i)                                     Seller will elect to be classified as a corporation for U.S. federal income tax purposes;

(ii)                                  Seller’s Parent will contribute 100% of the Common Interests to Seller;

(iii)                               the Company will elect to be treated as disregarded and no longer classified as a corporation for U.S. federal income tax purposes;

(iv)                              Constellation Nuclear Power Plants, Inc., a corporation organized under the laws of the State of Delaware (“CNPP”), will convert under Delaware law into a limited liability company that is a disregarded entity for U.S. federal income tax purposes;

(v)                              CNPP will organize Calvert Cliffs Nuclear Power Plant, LLC, a limited liability company organized under the laws of the State of Delaware (“Calvert Cliffs”), as a wholly-owned subsidiary of CNPP;

(vi)                           Calvert Cliffs Nuclear Power Plant, Inc., a corporation organized under the laws of the State of Maryland and an indirect wholly-owned subsidiary of the Company, will merge with and into Calvert Cliffs (with Calvert Cliffs surviving);

(vii)                        100% of the stock of Calvert Land Corporation, a corporation organized under the laws of the State of Maryland and then a direct wholly-owned subsidiary of Calvert Cliffs, will be distributed (A) by Calvert Cliffs to CNPP, (B) by CNPP to the Company, and (C) by the Company to Seller;

(viii)                     the Company will distribute to Seller 100% of its interest in CeTerre, LLC, a limited liability company organized under the laws of the State of Delaware held 50% by the Company and 50% by the Purchaser, and 100% of its interest in Constellation New Nuclear, LLC, a limited liability company organized under the laws of the State of Delaware held 91% by the Company and 9% by Calvert Land Corporation;

(ix)                             Seller will organize CE Nuclear, LLC, a limited liability company organized under the laws of the State of Delaware (“CE Nuclear”), as a direct wholly-owned subsidiary of Seller;

(x)                                CE Nuclear will elect to be classified as a corporation for U.S. federal income tax purposes; and

Seller will contribute 1% of the Common Interests to CE Nuclear in constructive exchange for additional membership interests in CE Nuclear.

(b)                                 On the Designated Interest Closing Date, the following transactions shall occur in the following order:

(i)                                     Purchaser will contribute $[670,000,000] (the “Contribution Amount”) to the capital of the Company by transferring such amount by wire transfer in immediately available funds to an account specified in writing by the Company to Purchaser in exchange for which the Company will issue to Purchaser the New Designated Interest;

(ii)                                  Immediately upon receipt of the amount set forth in clause (i) above, the Company shall (x) distribute $[379,000,000] to Seller to reimburse Seller for certain preformation expenditures and (y) pay $[291,000,000] to Seller’s Parent in repayment of certain liabilities incurred by the Company; and

(iii)                               Purchaser will purchase the Transferred Designated Interest from Seller upon the terms and subject to the conditions of this Agreement.”

Section 12.                                      Amendment to Article 2.  Each reference to Seller in Article 2 shall be deleted and replaced in each case with the words “Seller’s Parent”, and any reference in Article II to the word “Parties” shall mean Seller’s Parent and Purchaser.

Section 13.                                      Amendment to Section 2.2.  Section 2.2(a) of the Master Agreement is hereby amended by adding the following sentence at the end of Section 2.2(a):

“Notwithstanding anything to contrary in the foregoing, Seller’s Parent shall not exercise the Put Option with respect to the Generation Asset known as “C.P. Crane” unless and until Seller’s Parent has exercised the Put Option with respect to each other Generation Asset other than the Generation Assets known as “Safe Harbor”, “Panther Creek/Colver”, “Sunnyside Cogeneration” and “ACE Cogeneration”.  In addition, Seller’s Parent shall provide ten (10) Business Days advance notice (the “Notice Period”) prior to delivering an Exercise Notice in respect of C.P. Crane.  Upon delivery of such notice, Purchaser shall be entitled to propose to Seller’s Parent an alternative transaction that would provide Seller’s Parent with comparable after-tax value and liquidity (an “Alternative Crane Transaction”), it being agreed that Seller’s Parent shall not unreasonably withhold its acceptance of the Alternative Crane Transaction.  If, but only if, Purchaser and Seller’s Parent agree to an Alternative Crane Transaction prior to the end of the Notice Period, Seller’s Parent covenants and agrees to forbear from exercising the Put Option with respect to C.P. Crane and the Put Option with respect to C.P. Crane shall not be exercisable, provided that Seller’s Parent and Purchaser enter into a binding, definitive agreement with respect to the Alternative Crane Transaction by the end of the Notice Period.”

Section 14.                                      Amendment to Section 2.4(d).  Section 2.4(d) of the Master Agreement is hereby amended by adding the following sentence at the end of Section 2.4(d):

“Without limiting the foregoing, in the case of a Put Option that also requires a Services Agreement (as defined in the Asset Purchase Agreement) pursuant to which Seller’s Parent (or one of its subsidiaries or affiliates) agrees to operate and maintain the generation facility following closing of a Generation Asset, Seller’s Parent shall execute and deliver to Purchaser a guaranty in a form reasonably agreed between Seller’s Parent and Purchaser up to an aggregate amount of $5,000,000 in respect of all Generation Assets.”

Section 15.                                      Amendment to Section 2.9(a).  Section 2.9(a) of the Master Agreement is hereby amended by deleting the words “until the Designated Interest Closing Date” from the first sentence and replacing them with the words “until the termination of the Exercise Period” and by replacing the word “Company” in the last sentence with the words “Seller’s Parent”.

Section 16.                                      Amendment to Article 3.  Each reference to Seller in Article 3 shall be deleted and replaced in each case with the term “Seller’s Parent”, provided, however, that with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.6 and 3.7, each such section shall be read to apply mutatis mutandis to both Seller and Seller’s Parent, except that when each such section is read with Seller as the party, each such representation and warranty shall be as of the date of this Amendment (and not the date of the Agreement) and shall be appropriately interpreted to reflect Seller’s status as a Maryland limited liability company.

Section 17.                                      Amendment to Section 3.5.  Section 3.5 of the Master Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  As of the date of this Agreement, Seller’s Parent is the lawful owner of 100% of the outstanding Common Interests, and Seller’s Parent has good and valid title to such Common Interests, free and clear of any and all Encumbrances.  Immediately prior to the Designated Interest Closing, Seller will have good and valid title to 99% of the Common Interests and CE Nuclear will have good and valid title to 1% of the Common Interests, all of which will be held free and clear of any and all Encumbrances.  The Common Interests constitute 100% of the outstanding equity interests of the Company.  Except as set forth in Section 1.6 hereof, there are no Contracts between Seller or Seller’s Parent and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, the Common Interests. The Common Interests are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, organizational document or Contract to which Seller’s Parent or any of its Subsidiaries is a party or by which Seller’s Parent or any of its Subsidiaries or any of their assets is bound.  Except as set forth in Section 1.6 hereof, there are no outstanding obligations arising under any Contract of Seller’s Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or its Subsidiaries.  Upon completion of the Designated Interest Closing, Seller shall have conveyed to Purchaser good and valid title to the Transferred Designated Interest free and clear of any and all Encumbrances, and the Company shall have issued the New Designated Interest to Purchaser free and clear of any and all Encumbrances.

(b)  Immediately prior to the Designated Interest Closing, Seller shall have good and valid title to 99% of the Common Interests and CE Nuclear shall have good and valid title to 1% of the Common Interests, all of will be held free and clear of any and all Encumbrances.  The Common Interests constitute 100% of the outstanding equity interests of the Company.  Except as set forth in Section 1.6 hereof, there are no Contracts between Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, the Common Interests.  The Common Interests shall not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, organizational document or Contract to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of their assets shall be bound.  Except as set forth in Section 1.6 hereof, there shall be no outstanding obligations arising under any Contract of Seller or its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or its Subsidiaries.  Upon completion of the Designated Interest Closing, Seller shall have conveyed to

Purchaser good and valid title to the Transferred Designated Interest free and clear of any and all Encumbrances, and the Company shall have issued the New Designated Interest to Purchaser free and clear of any and all Encumbrances.”

Section 18.                                      Amendment to Article 4.  The lead-in to Article 4 is hereby amended by deleting the first reference to the word “Seller” and replacing it with the words “Seller’s Parent”.

Section 19.                                      Amendment to Article 4.  Sections 4.10, 4.22(f) and 4.29 of the Master Agreement are hereby amended by deleting each reference to the word Seller (as a stand-alone term) and replacing it in each case with the words “Seller’s Parent”.

Section 20.                                      Amendment to Section 4.3.   Section 4.3 of the Master Agreement is hereby amended and restated in its entirety to read as follows:

“The capitalization of the Company consists of one class of common interests (the “Common Interests”).  As of the date of this Agreement, the Common Interests are held solely by Seller’s Parent, and immediately prior to the Designated Interest Closing, the Common Interests will be held (i) 99% by Seller and 1% by CE Nuclear.  The Common Interests of the Company are duly authorized, validly issued, fully paid and nonassessable and are free and clear from any preemptive or other similar rights.  Other than the aforementioned Common Interests held by Seller’s Parent as of the date of this Agreement, no equity interests in the Company are issued or outstanding.  Except as contemplated by Section 1.6, there are (i) no options, puts, calls, warrants, rights of first refusal or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company to issue, sell, redeem, repurchase or exchange any membership interests of or debt securities in the Company and (ii) no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which members of the Company may vote (whether or not dependent on conversion or other trigger event).  No member of the Company is a party to or holds membership interests in the Company bound by or subject to any voting agreement, voting trust, proxy or similar arrangement. There are no existing registration covenants with respect to the Company’s membership interests or any other securities of the Company or any of its Subsidiaries.  No dividends, distributions or other payments have been approved or declared by the Company and remain unpaid or are in arrears.”

Section 21.                                      Amendment to Section 4.12.  Section 4.12 of the Master Agreement is hereby amended by inserting the words “except as set forth in Section 1.6 hereof,” immediately after clause (v) and prior to the word “neither.”

Section 22.                                      Amendment to Section 4.14.  Section 4.14(b) of the Master Agreement is hereby amended by deleting the first reference to the word Seller (as a stand-alone term) and replacing it with the term “Seller’s Parent” and by modifying the definition of “Knowledge of Seller” to replace “Seller” with “Seller’s Parent”.

Section 23.                                      Amendment to Section 5.7.  Section 5.7 of the Master Agreement is hereby amended by inserting the words “(and the Contribution Amount payable by Purchaser pursuant to Section 1.6 hereof)” after the words “Purchase Price” and prior to the word “on”.

Section 24.                                      Amendment to Article 6.  Each Section of Article 6 of the Master Agreement is hereby amended by deleting each reference to the word Seller (as a stand-alone term) and replacing it in each case with the term “Seller’s Parent”, except for (i) Section 6.1(a)(vi) and Section 6.7(k), each of which is amended by adding the words “or Seller’s Parent” immediately following the word Seller, (ii) Section 6.7(a), which is amended by deleting only the first reference to the word Seller (as a stand-alone term) and replacing it with the term “Seller’s Parent” and (iii) Section 6.4, which is amended by (A) adding the words “Seller’s Parent,” immediately prior to the phrase “Seller and Purchaser” and immediately prior to the phrase “Seller or any employee,” (B) adding the words “Seller’s Parent and” immediately prior to the phrase “Seller shall, to the extent reasonably possible” appearing in the seventh (7th) line of Section 6.4, and (C) adding the words “Seller’s Parent or” immediately prior to the phrase “Seller, exercise the voting” appearing in the ninth (9th) line of Section 6.4.

Section 25.                                      Amendment to Section 6.1.  Section 6.1 of the Master Agreement is hereby amended by inserting the words “except as set forth in Section 1.6 hereof,” in the following two places:  (i) immediately after clause (v)(A) and prior to the word “make” and (ii) immediately after clause (x) and prior to the word “issue”.

Section 26.                                      Amendment to Section 6.12.  Section 6.12 of the Master Agreement hereby is amended by (i) deleting clauses (b) and (c) thereof in their entirety and replacing them with the following: “(b) that are entered into by the Parties in writing after the date of the Agreement and prior to the Designated Interest Closing Date, (c) that are provided for in the Operating Agreement executed by the Parties and CE Nuclear” and (ii) deleting the phrase “contemplated by the Transition Services Agreement” and replacing it with the phrase “provided for in the Operating Agreement or the agreements entered into pursuant to the Operating Agreement.”

Section 27.                                      Amendment to Section 6.14.  Section 6.14(a) of the Master Agreement is hereby amended by inserting the words “(and the Contribution Amount payable by Purchaser pursuant to Section 1.6 hereof)” after the words “Purchase Price” and prior to the word “on”.

Section 28.                                      Amendment to Section 6.19.  Section 6.19 of the Master Agreement is amended and restated in its entirety as follows:

“6.19.  Power Services Agency Agreement.  From and after the Designated Interest Closing Date, the Parties shall cause the Company to, and the Company shall, pay to Constellation Energy Commodities Group, Inc. an aggregate amount equal to $87,500,000, based on a Designated Interest Closing Date of September 30, 2009, such amount to be reduced by $3,500,000 for each month after such date, adjusted pro rata for partial months, that passes before the actual Designated Interest Closing Date occurs, which shall be payable, subject to any adjustments, in accordance with the terms and conditions of the Power Services Agency Agreement.  Such amounts shall be paid in consideration for the power scheduling and energy management services to be provided to the Company on behalf of Calvert Cliffs, Nine Mile Point Nuclear Station, LLC and R.E. Ginna Nuclear Power Plant, LLC, by Constellation Energy Commodities Group, Inc. pursuant to the Power Services Agency Agreement.”

Section 29.                                      Amendment to Section 6.20.  Section 6.20 of the Master Agreement shall be deleted in its entirety and shall be marked “[Reserved]”.

Section 30.                                      Amendment to Section 6.21.  Section 6.21 of the Master Agreement shall be deleted in its entirety and shall be marked “[Reserved]”.

Section 31.                                      Amendment to Section 6.24.  Section 6.24 of the Master Agreement shall be deleted in its entirety and shall be marked “[Reserved]”.

Section 32.                                      Amendment to Article 6.  Article 6 of the Master Agreement hereby is amended by adding the following Section 6.27 after Section 6.26:

“6.27  Nuclear Decommissioning Trusts.  Prior to the Designated Interest Closing, Seller’s Parent shall use commercially reasonable efforts to obtain a determination from the NRC of what additional actions, if any, will be required by the NRC to ensure that Nuclear Decommissioning Trusts (“NDTs”) funding of the Nuclear Business as of the Designated Interest Closing will be at a level the NRC deems compliant with applicable Laws and NRC rules and policies.  Purchaser acknowledges that such NRC determination may be addressed in the license transfer approval for the transactions contemplated by this Agreement, in response to a plan submitted by Seller’s Parent, or in a stand-alone letter.  Seller’s Parent shall keep Purchaser’s Parent informed on a reasonably current basis of any discussions with the NRC with respect to the NDTs.  If the NRC has not yet issued a determination, Seller’s Parent and Purchaser, together with their respective advisors, shall cooperate to prepare, no later than 10 Business Days prior to the Designated Interest Closing Date, a statement that calculates the amount, if any, by which the funding of the NDTs is at a level below that which the NRC deems compliant with applicable Laws and NRC rules and policies as of the Designated Interest Closing Date, which statement shall be prepared based on an assessment of the NRC minimum formula amount calculated pursuant to 10 CFR 50.75(c) and the current trust fund asset values (with projected earnings credited as permitted by 10 CFR 50.75(e)(1)(i)) in accordance with methodology adopted by the NRC and applied by Seller’s Parent consistent with past practices.  To the extent that the NRC determines (or absent NRC determination, Seller’s Parent and Purchaser, together with their respective advisors, determine) that NDTs funding of the Nuclear Business as of the Designated Interest Closing Date is not compliant with applicable Laws and NRC rules and policies, Seller’s Parent shall cover the amount of any shortfall by a method selected by Seller’s Parent and acceptable to the NRC (or in the absence of an NRC determination, reasonably acceptable to Purchaser) to bring the NDTs funding status of the Nuclear Business into compliance with applicable Laws and NRC rules and policies at the Designated Interest Closing.  If Seller’s Parent covers such shortfall through a guarantee, any such guarantee by Seller’s Parent shall terminate (at any time) upon a determination by the NRC that NDTs funding is compliant without such guarantee, and the Company shall in good faith seek to obtain such a determination as promptly as practicable.  In addition, if the NRC fails to issue a determination prior to the Designated Interest Closing Date, to the extent that, after the Designated Interest Closing Date, the NRC requires that additional financial assurance for decommissioning funding be provided for purposes of regulatory compliance relating to the period prior to the Designated Interest Closing Date, Seller’s Parent shall be solely responsible for providing any such additional financial assurance — to the extent such amount is related solely to such prior period — as necessary to satisfy the NRC and shall bear all costs associated with providing such assurance.”

Section 33.             Amendment to Article 6.  Article 6 of the Master Agreement is hereby amended by adding the following Section 6.28 after Section 6.27:

“6.28  New Company Benefit Plans.

(a)  Effective as of the Designated Interest Closing, the Company shall establish new employee retirement benefit plans that are substantially similar to the Pension Plan of Seller’s Parent and the Seller’s Parent Employee Savings Plan for the benefit of each individual who is immediately before the Designated Interest Closing Date an employee or former employee (or their affected dependents and beneficiaries) of the Company and its Subsidiaries (together, “Affected Individuals”), provided that Affected Individuals do not include employees or former employees (or their affected dependents and beneficiaries) covered under Plans maintained or sponsored by Nine Mile Point Nuclear Station, LLC or its Subsidiaries.  Employee benefit plans sponsored by Nine Mile Point Nuclear Station, LLC (“Nine Mile Point Plans”) will continue to be maintained, funded and administered by Nine Mile Point Nuclear Station, LLC.  Such newly established employee retirement benefit plans established effective as of the Designated Interest Closing Date are referred to as “Company Pension Plan(s)”.

(b)  Except as otherwise provided below in this Section 6.28, Seller’s Parent or its Affiliates (exclusive of the Company and its Subsidiaries) shall retain all liabilities under or otherwise in respect of the Plans, other than the Nine Mile Point Plans.  Seller’s Parent or its Affiliates (exclusive of the Company and its Subsidiaries) also shall assume or retain, as the case may be, and be solely responsible for all other liabilities arising under or in connection with the Plans, other than the Nine Mile Point Plans, in respect of the Affected Individuals due to actions, events or omissions that occurred (or, in the case of omissions, failed to occur) before the Designated Interest Closing Date to the extent such actions, events or omissions were attributable to Seller’s Parent or its Affiliates, other than the Company and its Subsidiaries, or the agents of Seller’s Parent or such Affiliates.

(c)  As soon as administratively practicable following the Designated Interest Closing, Seller’s Parent shall transfer to the Company Pension Plans, and the Company shall cause the Company Pension Plans to assume, liabilities (including those in respect of service with Seller’s Parent, the Company or any of their Subsidiaries and Affiliates before the Designated Interest Closing Date to the extent such service was credited under the Pension Plan of Seller’s Parent and the Seller’s Parent Employee Savings Plan) for the

payment of benefits and the assets related thereto attributable to Affected Individuals under (i) the Seller’s Parent Employee Savings Plan and (ii) the Pension Plan of Seller’s Parent.  Such transfers of assets and liabilities shall comply with all applicable laws, including ERISA and the Code.  Following such transfers to the Company Pension Plans, the Company Pension Plans shall assume all liabilities and obligations of the Seller’s Parent and its Subsidiaries and Affiliates, other than the Company and its Subsidiaries and Affiliates, under the Seller’s Parent Employee Savings Plan and the Pension Plan of the Seller’s Parent with respect to the Affected Individuals (exclusive of any liabilities or obligations that are not for payment of benefits in accordance with the terms of the Company Pension Plan and that are due to actions, events or omissions that occurred (or, in the case of omissions, failed to occur) before the Designated Interest Closing Date to the extent such actions, events or omissions were attributable to Seller’s Parent or its Affiliates, other than the Company and its Subsidiaries, or the agents of Seller’s Parent or such Affiliates).

(d)  As soon as administratively practicable after the Final Pension Liability is determined pursuant to Section 1.4(e), the Company shall make a contribution to the newly established Company defined benefit plan in the amount of the Final Pension Liability.  As part of the transfer of assets and liabilities referred to in subsection (b) above, the newly established Company defined contribution plan (“Company Savings Plan”) shall allow for transfer of promissory notes not in default evidencing loans to Affected Individuals under the Seller’s Parent Employee Savings Plan and employer securities from the Seller’s Parent Employee Savings Plan.  Seller’s Parent shall take all action necessary to ensure that a transfer of promissory notes is allowable under Seller’s Parent Employee Savings Plan.

(e)  For the period beginning on the Designated Interest Closing through December 31, 2009, the Company and its Subsidiaries shall continue to participate in Seller’s Parent employee welfare benefit plans.  The Company shall reimburse Seller’s Parent for the cost of all claims, premium payments, administrative costs and other costs associated with such employee welfare benefit plans with respect to the Affected Individuals (as determined in ordinary course on a basis consistent with past practice).  Effective as of January 1, 2010, the Company shall establish new employee welfare benefit plans for Affected Individuals that are substantially similar to the employee welfare benefit plans sponsored by Seller’s Parent in which the Affected Individuals participate as of the date of this Agreement, and the Company and its Subsidiaries shall cease participation in Seller’s Parent employee welfare benefit plans.  The Company shall recognize service with Seller’s Parent and its Subsidiaries and Affiliates, including the Company and its Subsidiaries and Affiliates prior to the Designated Interest Closing Date to the extent such service was recognized under analogous employee welfare benefit plans maintained by Seller’s Parent as of the Designated Interest Closing Date.  As of January 1, 2010, Seller’s Parent shall have no further liabilities or obligations with respect to employee welfare benefit plans for the Affected Individuals (except to the extent attributable to claims arising before January 1, 2010).

(f)  Effective as of January 1, 2010 the Company and its Subsidiaries shall establish retiree welfare benefit plans that are substantially similar to the retiree welfare benefit plans sponsored by Seller’s Parent as of December 17, 2008.  The Company shall recognize service with Seller’s Parent and its Subsidiaries and Affiliates, including the Company and its Subsidiaries and Affiliates, for the purposes of eligibility and vesting under the Company’s retiree welfare benefit plans to the extent such service was recognized under analogous Seller’s Parent’s retiree welfare benefit plans as of the Designated Interest Closing Date.  Effective as of January 1, 2010, Seller’s Parent shall transfer to the Company and its Subsidiaries all liabilities and obligations with respect to retiree welfare benefits for all such Affected Individuals (exclusive of any liabilities or obligations that are not for payment or provision of benefits in accordance with the terms of Seller’s Parent’s retiree welfare benefit programs (for the avoidance of doubt, this exclusion does not apply to obligations and liabilities under the Nine Mile Point Plans) and that are due to actions, events or omissions that occurred (or, in the case of omissions, failed to occur) before the Designated Interest Closing Date to the extent such actions, events or omissions were attributable to Seller’s Parent or its Affiliates, other than the Company and its Subsidiaries, or the agents of Seller’s Parent or such Affiliates).  For the avoidance of doubt, the Company shall not assume any retiree welfare benefits obligations that arise as a result of any modification or amendment of the Seller’s Parent’s retiree welfare benefit plans that materially increases retiree welfare benefits for Affected Individuals between December 17, 2008 and the Designated Interest Closing Date.

(g)  Nothing contained in this Amendment or the Master Agreement shall (i) constitute or be deemed to be an amendment to any employee benefit plan maintained or contributed to by the parties or (ii) require the parties to amend, modify, affect, or terminate any employee benefit plan maintained or contributed to the parties (other than as may be required to reflect the obligations of the parties set forth in this Section 6.28 above).

(h)  Nothing in this Section 6.28 shall restrict the right of the Company to modify, amend or terminate any employee benefit plan, program or arrangement sponsored by the Company on or after the Designated Interest Closing Date, provided any such modification, amendment or termination is effected in accordance with applicable Law and the terms of any such employee benefit plan, program or arrangement.

Section 34.             Amendment to Article 6.  Article 6 of the Master Agreement is hereby amended by adding the following Section 6.29 after Section 6.28:

“As soon as practicable, but in any event at least 30 days prior to the Designated Interest Closing, Seller’s Parent shall have prepared, subject to the review of Purchaser, a forecasted pro forma profit and loss statement, cash flow statement and balance sheet of the Company for each of the first five years of the Company following the Designated Interest Closing Date, reflecting the terms of this Agreement and the Operating Agreement and such other assumptions that the Parties shall reasonably agree.”

Section 35.             Amendment to Article 7.  Each Section of Article 7 of the Master Agreement is hereby amended by deleting each reference to the word Seller (as a stand-alone term) and replacing it in each case with the words “Seller’s Parent”, except that (i) with respect to Section 7.2(a) and Section 7.2(b), the first reference to the word “Seller” in each such section shall be retained and the words “and/or Seller’s Parent” shall be added immediately thereafter; (ii) with respect to Section 7.2(d), the first reference to the word Seller shall be replaced with the word “Seller’s Parent” and following the second reference to the word Seller the words “and/or Seller’s Parent” shall be added; and (iii) with respect to Section 7.2(h), the word Seller shall be retained and except that Section 7.2(e) shall be amended and restated in its entirety to read as follows:

“(e)         Purchaser shall have received from Seller and the Company certificates under Section 1445(b)(2) and (e)(5) of the Code providing that no withholding is required under Section 1445(a) of the Code, in form and substance reasonably satisfactory to Purchaser;”

Section 36.             Amendment to Section 7.2.  Section 7.2(a) of the Master Agreement is hereby amended by inserting the words “(with each of Sections 3.2, 3.5(a) and 4.3 read to apply mutatis mutandis to both Seller and Seller’s Parent)” immediately following the words “and 4.4” and Section 7.2(b) of the Master Agreement hereby is amended by inserting the words “(with each of Section 3.1, 3.3, 3.4, 3.6 and 3.7 read to apply mutatis mutandis to both Seller and Seller’s parent)” immediately following the words “Article 3”.

Section 37.             Amendment to Section 7.2.  Section 7.2 of the Master Agreement is amended by deleting the word “and” following Section 7.2(i) and inserting the following new subsection (k) after Section 7.2(j):

“(k)         Seller’s Parent shall have delivered to Purchaser documentation evidencing the completion of the transactions contemplated by Section 1.6(a)(i) through Section 1.6(a)(xi).”

Section 38.             Amendment to Article 8.  Each Section of Article 8 of the Master Agreement is hereby amended by deleting each reference to the word Seller (as a stand-along term) and replacing it in each case with the word “Seller’s Parent”, except that with respect to Section 8.1(c), the second reference to the word “Seller” shall be retained and the words “and/or Seller’s Parent” shall be added immediately thereafter.

Section 39.             Amendment to Section 9.6.  Section 9.6 of the Master Agreement is hereby modified to add the words “or Seller’s Parent” after the word Seller.

Section 40.             Amendment to Section 9.9.  The first sentence of Section 9.9 of the Master Agreement is hereby modified to add the words “Seller’s Parent,” immediately prior to the word Seller.

Section 41.             Amendment to Section 9.12.  Section 9.12(a) of the Master Agreement hereby is amended (i) by deleting each reference to the words Asset Purchase Agreement (as a stand-alone term) and replacing them in each case with the phrase “agreement consummating the exercise of a Put Option,” (ii) by adding the words “Seller’s Parent,” immediately prior to either of the phrases “Seller and the Company” or “Seller or the Company,” in each case in the form, whether singular or possessive, of the amended phrase, (iii) deleting the phrase “Seller or any of its Affiliates” in the fourth sentence of Section 9.12(a) and replacing it with the phrase “Seller’s Parent, Seller or any of their Affiliates,” and (iv) by adding the words “Seller’s Parent or” immediately prior to the word “Seller” in subclause (C) of clause (i) of Section 9.12(a).  Section 9.12(b) of the Master Agreement hereby is amended by adding the words “Seller’s Parent,” immediately prior to the word “Seller,” in each case in the form, whether singular or possessive, of the amended word.

Section 42.             Amendment to Section 9.14.  Section 9.14 of the Master Agreement is hereby amended as follows:

Each definition (but not the defined term itself) in Section 9.14 of the Master Agreement hereby is amended by deleting the word Seller (as a stand-alone term) and replacing it in each case with the word “Seller’s Parent”, except that with respect to the definition of “Seller Material Adverse Effect”, the reference to the word Seller shall be retained in the definition and the words “or Seller’s Parent” shall be added immediately thereafter.

The defined term “Cash and Cash Equivalents” is hereby modified by inserting the following words at the end “, and further provided that Cash and Cash Equivalents shall not include any cash or cash equivalent received by the Company from the Purchaser as the Contribution Amount pursuant to Section 1.6 hereof.”

The definition of “Indebtedness” is hereby modified by adding the following at the end:

“; provided, first, that the term “Indebtedness” shall not include those liabilities referred to in clause (y) of Section 1.6(b)(ii), provided such liabilities are satisfied in full and fully released through the payment to Seller’s Parent as provided in clause (y) of Section 1.6(b)(ii); and provided, second, that the term “Indebtedness” shall not include any amounts payable pursuant to that certain Revenue Sharing Agreement dated as of December 11, 2000 by and among Constellation Nuclear, LLC, a Maryland limited liability company, and Niagara Mohawk Power Corporation, a New York corporation.”

The defined term “Seller’s Membership Interest” is hereby deleted.

In addition, Section 9.14 of the Master Agreement hereby is amended to insert the following definitions in the appropriate alphabetical order:

““Accrued Expenses” means (i) accrued and unpaid bonuses to employees of the Company and its Subsidiaries for the twelve months ending December 31, 2009 and (ii) payments of the Monthly Fixed Fee (as defined in the Power Services Agency Agreement) that are contemplated to be made under the Power Services Agency Agreement beginning as of the commencement thereof.”

““Alternative Crane Transaction” has the meaning set forth in Section 2.2(a).”

““Affected Individuals” has the meaning set forth in Section 6.28(a).”

““Calvert Cliffs” has the meaning set forth in Section 1.6(a)(v).”

““Company Pension Plans” has the meaning set forth in Section 6.28(a).”

““Company Savings Plan” has the meaning set forth in Section 6.28(d).”

““Contribution Amount” has the meaning set forth in Section 1.6(b)(i).”

““CE Nuclear” has the meaning set forth in Section 1.6(a)(ix).”

““CNPP” has the meaning set forth in Section 1.6(a)(iv).”

““Estimated Pension Liability” means the amount, if any, by which (x) eighty percent (80%) of the funding target (as measured for minimum funding requirements under ERISA and defined in IRC Section 430(d)(1))) for the Seller’s Parent defined benefit plan attributable to the Affected Individuals exceeds (y)the value of the plan assets (determined under IRC section 430(g)(3)) transferred or to be transferred from the trust or trusts established under the Pension Plan of Seller’s Parent to the trust or trusts established or to be established under the pension plan established or to be established by the Company in connection with the assumption of liabilities of the Pension Plan of Seller’s Parent with respect to Affected Individuals as described in Section 6.28(c) above, determined as of the Designated Interest Closing Date and using as assumptions for the determination of the funding target as described above those assumptions actually used as of January 1, 2009 for the determination of the “range certification” (under IRS proposed regulation 1.436-1(h)(4)(ii) ) dated March 31, 2009, for the Seller’s Parent defined benefit plan, except that the interest rates shall be those applicable under IRC Section 430(h)(2) for the month in which the Designated Interest Closing Date occurs.”

““Final Pension Liability” means the amount, if any, by which (x) eighty percent (80%) of the funding target (as measured for minimum funding requirements under ERISA and defined in IRC Section 430(d)(1))) for the Company’s newly established defined benefit plan attributable to the Affected Individuals as of the end of the calendar year in which the Designated Interest Closing Date occurs exceeds (y) the value of plan assets (determined under IRC section 430(g)(3)) including assets transferred or to be transferred from the trust or trusts established under the Pension Plan of Seller’s Parent to the trust or trusts established or to be established under the pension plan established or to be established by the Company in connection with the assumption of liabilities of the Pension Plan of Seller’s Parent with respect to Affected Individuals as described in Section 6.28(c) above, based on the final actuarial analysis (including assumptions and methods) certified by the enrolled actuary under the Company’s newly established defined benefit plan as of January 1, 2010.”

““NDTs” has the meaning set forth in Section 6.27.”

““New Designated Interest” has the meaning set forth in the Recitals.”

““Nine Mile Point Plans” has the meaning set forth in Section 6.28(a).”

““Notice Period” has the meaning set forth in Section 2.2(a).”

““Power Services Agency Agreement” means that certain Power Services Agency Agreement that is to be entered into between the Company and Constellation Energy Commodities Group, Inc., the established energy marketing Affiliate of Seller’s Parent, in connection with the Designated Interest Closing.”

““Seller’s Parent” has the meaning set forth in the preamble.”

““Transferred Designated Interest” has the meaning set forth in the Recitals.”

Section 43.             Amendment to Exhibit C.  Exhibit C to the Master Agreement hereby is amended and restated in the form attached as Schedule 1 hereto.

Section 44.             Amendment to Exhibit D.  Exhibit D hereby is amended to the extent necessary to specify Seller as the Assignor, to make such other changes as necessary to reflect Seller’s status as a limited liability company and to conform the definition of Interests to the Transferred Designated Interest set forth in this Amendment.

Section 45.            Effect of Amendment.  The parties hereto agree that except as otherwise set forth herein, all terms of the Master Agreement shall remain in full force and effect.  In the event of any inconsistency or conflict between the Master Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.  The numeric figures included in brackets in Sections 3, 4 and 11 of this Amendment are subject to adjustment prior to the Closing such that the allocation between the Purchase Price and the Contribution Amount may vary, based on the actual amount of preformation expenditures incurred during a two-year lookback period and certain qualified liabilities.  However, the percentages bracketed in Section 3 will total 49.99%, and in no event will the total of the Purchase Price and Contribution Amount vary from the total of the amounts included in brackets herein.  Similarly, the description of the transaction structure in Section 11 is subject to adjustment prior to the Closing by mutual written agreement of the parties.  When the aforementioned bracketed figures and the transaction structure are fully finalized prior to Closing, the Parties will execute a mutually agreeable further amendment to the Master Agreement to set forth these final numeric figures and transaction structure.

Section 46.             Entire Agreement.  This Amendment and the Master Agreement, including the Exhibits, Schedules and other documents referred to therein which form a part thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  From and after the execution of a counterpart hereof by the parties hereto, any reference to the Master Agreement shall be deemed to be a reference to the Master Agreement as amended hereby.

Section 47.             Governing Law.  The interpretation and construction of this Amendment and all matters relating hereto, shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without giving effect to any conflict of law provisions thereof.

Section 48.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.  Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.

Section 49.             Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Parties and Purchaser’s Parent and their respective successors and permitted assigns.  No Party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties other than to an Affiliate; provided, however that any such assignor shall remain liable, together with each such Affiliate, to perform all of its obligations under this Amendment, the Master Agreement and the Ancillary Documents notwithstanding any such assignment.

Section 50.             Headings.  The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 51.             Severability.  To the fullest extent permitted by Law, any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 52.             No Third Party Beneficiaries.  This Amendment shall not confer any rights or remedies upon any person other than the Parties and Purchaser’s Parent and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Mayo A. Shattuck
Name: Mayo A. Shattuck
Title: Authorized Signatory

EDF DEVELOPMENT INC.

By:	/s/ Jean Pierre Benque
Name: Jean Pierre Benque
Title: Authorized Signatory

E.D.F. INTERNATIONAL S.A.

By:	/s/ Daniel Camus
Name: Daniel Camus
Title: Authorized Signatory

CONSTELLATION ENERGY NUCLEAR GROUP, LLC

By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco
Title: Authorized Signatory

CONSTELLATION NUCLEAR, LLC

By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco
Title: Authorized Signatory

Execution Version

Schedule 1:  Amended and Restated Exhibit C to the Master Agreement

[TO COME]